EXHIBIT NO. (k)(11)

Execution Version

JOINDER AGREEMENT

Reference is made to the that certain Amended and Restated Loan and Security Agreement dated as of November 4, 2013 by and among Horizon Credit II LLC, the Lenders parties thereto from time to time, and KeyBank National Association (successor by merger to Key Equipment Finance Inc.), as Arranger and Agent (the “Agent”), (as amended, modified or restated from time to time, the “Loan Agreement”). Capitalized terms used and not otherwise defined herein are used with the meanings set forth or incorporated by reference in the Loan Agreement.

MUFG UNION BANK, N.A. (the “New Lender”), the Agent, the Borrower and the Servicer agree as follows:

1.          Borrower has requested that the New Lender become a “Lender Group” under the Loan Agreement.

2.          The effective date (the “Effective Date”) of this Joinder Agreement shall be the later of (i) the date on which a fully executed copy of this Joinder Agreement is delivered to the Agent and (ii) the date of this Joinder Agreement.

3.          By executing and delivering this Joinder Agreement, the New Lender (i) confirms that it has received a copy of the Loan Agreement and such Loan Documents and other documents and information requested by it, and that it has, independently and without reliance upon Borrower, Servicer, any Lender or the Agent, and based on such documentation and information as it has deemed appropriate, made its own decision to enter into this Joinder Agreement; (ii) agrees that it shall, independently and without reliance upon Borrower, Servicer, any Lender or the Agent, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement and any of the Loan Documents; (iii) appoints and authorizes the Agent to take such action on its behalf and to exercise such powers and discretion under the Loan Agreement and the Loan Documents as are delegated to the Agent by the terms hereof and thereof, together with such powers and discretion as are reasonably incidental thereto; (iv) agrees that it shall perform in accordance with their terms all of the obligations that by the terms of the Loan Agreement are required to be performed by it as a Lender; and (v) specifies as its address for notices the office set forth beneath its name on the signature pages of this Joinder Agreement.

4.          On the Effective Date of this Joinder Agreement, the New Lender shall join in and be a party to the Loan Agreement and, to the extent provided in this Joinder Agreement, shall have the rights and obligations of a Lender under the Loan Agreement.

5.          This Joinder Agreement may be executed by one or more of the parties on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

6.          This Joinder Agreement shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Joinder Agreement to be executed by their respective officers thereunto duly authorized, as of the date first above written, such execution being made on Schedule I hereto.

* * * * *

Schedule I

to

Joinder Agreement

Dated April 27, 2016

Section 1.

The “Commitment” with respect to the New Lender is:

MUFG UNION BANK, N.A.	$25,000,000

NEW LENDER:	MUFG UNION BANK, N.A.

	By:	/s/
Name: David Schlager
Title: Director

Address for notices:
MUFG Union Bank, N.A.
99 Alameda Blvd FLOOR 2
San Jose CA, 95113
E-mail: [Omitted]

Consented to this ____ day of April, 2016 by:

KEYBANK NATIONAL ASSOCIATION,
as Agent

By:	/s/
Name: Richard S. Anderson
Title: Designated Signer

HORIZON CREDIT II LLC,
as Borrower

By:	/s/
Name: Christopher M. Mathieu
Title: Senior Vice President & CFO